Exhibit 6.10

CONSULTING AGREEMENT

Dated as of January 1, 2021

This Consulting Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between (i) ECGI Holdings, Inc., a Nevada corporation (the “Company”) and (ii) Benjamin Widjaja (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant is in the business of providing services for consulting and business advisory; and

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement;

(a)	In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Consultant during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Consultant hereby accepts such engagement.

2.	Services.

(a)	Subject to the terms and conditions and for the Term, Consultant shall provide the Company with the following services and such additional services as agreed to by the Company and Consultant in writing following the Effective Date (collectively, the “Services”), in each case subject to the other limitations below:

(i)	Accounting Manager

(b)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Company that Consultant carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. The Services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects, however it is anticipated and agreed upon by both Parties that considerable time and resources will be required to fulfill the obligations to the Company under this agreement.

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(c)	Notwithstanding the definition of the “Services” as set forth above, the Consultant shall specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company’s securities or participation in discussions between the Company and the potential investors; (ii) assisting in structuring any transactions involving the sale of the Company’s securities; (iii) engage in any pre-screening of potential investors to determine their eligibility to purchase any securities or engaging in any pre-selling efforts for the Company’s securities; (iv) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (v) engage in due diligence activities; (vi) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (vii) handle any funds or securities on behalf of the Company.

(d)	Consultant will use his commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work.

(e)	Consultant shall devote such of Consultant’s time and effort necessary to the discharge of Consultant’s duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

3.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year thereafter (“Term”), unless sooner terminated in accordance with the terms herein. The Term may be renewed upon the mutual written agreement of the Parties via an amendment of this Agreement.

(b)	This Agreement and the Term may be terminated at any time by either Party upon notice to the other Party.

(c)	Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

4.	Compensation and Expenses.

(a)	As full and complete compensation for Consultant’s agreement to perform the services:

(i)	Monthly Pay- Consultant shall be paid a fee equal to $5000 a month for the first delivery location.

● The first three months of pay ($15,000) shall be deferred and paid when funding is secured, a good faith estimate of time for funding is within 90 days of this contract

● Upon opening a second delivery location, consultant shall be paid an additional $1,650 per month

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● Upon opening of each location after the first two locations, Parties shall negotiate additional monthly pay

Signing Bonus- Consultant shall be paid a signing bonus of $60,000 worth of ECGI Holdings, Inc.’s stock shares at a strike price based on past 30 days of this agreement’s effective date volume weighted average pricing (VWAP)

Bonus Pay- In addition, a bonus of company stock shares shall be paid for performance in terms of annual sales for all locations that Consultant is responsible which shall be negotiated within 90 days of this contract.

(b)	For purposes herein, the term “VWAP” shall mean for any date, the price determined by the first of the following clauses that applies:

(i)	If the Common Stock is then listed for trading on the OTC Markets or a United States or Canadian national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) closing price of the Common Stock on such Trading Market during the 10 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(ii)	if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(iii)	if the VWAP cannot be calculated for such security on such date on bases as set forth in Section 4(d)(i) or Section 4(d)(ii), the VWAP of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board and the Consultant after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholders’ Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement.

(c)	All such determinations of the VWAP as set forth in Section 4(d)(i) or Section 4(d)(ii) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(d)	For purposes herein, “Trading Day” means any day on which the Common Stock (or any replacement security pursuant to Section 4(g)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

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(e)	If, at any time prior to the determination of the VWAP, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Consultant shall thereafter have the right to receive, if otherwise applicable hereunder, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the VWAP, as determined by the Company and the Consultant, and in the event that the shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(f)	During the Term the Company will reimburse the Consultant’s travel and other reasonable expenses related to Consultant’s performance under this Agreement, on a monthly basis, within 30 days of Consultant’s submission to Company of invoices and receipts related to said expenses in form as reasonably acceptable to the Company. All expenses must be approved in writing by the Company in advance of Consultant incurring said expenses, and any expenses not pre-approved in writing by Company shall not be reimbursed and shall be Consultant’s sole responsibility.

(g)	The issuance of the Shares, and the Company’s obligation to issue the Shares at any time, shall be subject to the pre-condition, if elected by the Company, that Consultant shall have delivered to the Company as of the applicable date of issuance a certificate of the Consultant executed by an authorized officer of Consultant, in form and substance as reasonably acceptable to the Company, certifying and confirming that the representations and warranties of the Consultant as set forth in Section 7(c) are true and correct in all respects as of the date of such issuance.

(h)	The Shares shall be issued in book-entry format and shall not be certificated.

(i)	Consultant shall be responsible for any and all taxes incurred by or payable by Consultant with respect to all compensation or reimbursement of expenses or any other payments made to Consultant hereunder. In furtherance thereof, Consultant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount. Consultant shall be responsible for the payment of all taxes required to be paid in connection with the issuance or vesting of the Shares.

5.	No Employee Status. The Parties also acknowledge and agree that Consultant is an independent contractor and is not an employee or agent of Company in Consultant’s position as a consultant and advisor. As such, Company shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Consultant may receive hereunder, all of which shall be the sole responsibility of Consultant. Consultant is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. The Parties also acknowledge and agree that Consultant is not a licensed securities broker or salesperson, and that Consultant will not be participating in, nor compensated for, any unlicensed securities sales activities other than those permitted under any of the exemptions set forth in applicable securities laws.

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6.	Relationship of the Parties.

(a)	Consultant is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Consultant’s relation to the Company during the period of Consultant’s engagement hereunder shall be that of an independent contractor. Consultant shall not, nor, as applicable, shall any of Consultant’s agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company’s employees. Consultant shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to Consultant hereunder.

(b)	This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and Consultant. Consultant’ engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c)	Consultant shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company. Consultant shall not act or represent himself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(d)	Any person hired by Consultant shall be the employee of Consultant and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Consultant.

(e)	Consultant acknowledges that it is not an officer, director or agent of Company, it is not, and will not, be responsible for any management decisions on behalf of Company, and may not commit Company to any action. Company represents that Consultant does not have, through stock ownership or otherwise, the power neither to control Company, nor to exercise any dominating influences over its management.

7.	Representations and Warranties.

(a)	Representations and Warranties of the Company. Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Company, will represent the valid and binding obligation of Company enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

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(b)	General Representations and Warranties of Consultant. Consultant represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Consultant has the full right, power and capacity to execute, deliver and perform Consultant’s obligations hereunder; and that this Agreement, upon execution and delivery of the same by Consultant, will represent the valid and binding obligation of Consultant enforceable in accordance with its terms, subject to the Enforceability Exceptions. Consultant represents and warrants that all personnel or agents of Consultant who perform any activities on behalf of the Company hereunder or otherwise are legally authorized and permitted to work in the United States and for the benefit of the Company hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(c)	Representation and Warranties of Consultant Related to the Shares. The representations and warranties set forth in this Section 7(c) are made on the Effective Date and thereafter shall be deemed re-made and re-given by Consultant to the Company on and as of each date that any Shares are issued to Consultant hereunder.

(i)	Consultant is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	Consultant hereby represents that the Shares awarded pursuant to this Agreement are being acquired for Consultant’s own account and not for sale or with a view to distribution thereof. Consultant acknowledges and agrees that any sale or distribution of shares of Shares may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution.

(iii)	Consultant understands that the Shares are being offered and sold to Consultant in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Consultant’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Consultant set forth herein in order to determine the availability of such exemptions and the eligibility of the Consultant to acquire the Shares.

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(iv)	Consultant has been furnished with all documents and materials relating to the business, finances and operations of the Company and information that Consultant requested and deemed material to making an informed investment decision regarding Consultant’s acquisition of the Shares. Consultant has been afforded the opportunity to review such documents and materials and the information contained therein. Consultant has been afforded the opportunity to ask questions of the Company and its management. Consultant understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description and the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control. Additionally, Consultant understands and represents that Consultant is acquiring the Shares notwithstanding the fact that the Company may disclose in the future certain material information that the Consultant has not received. Consultant has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to Consultant’s investment in the Shares. Consultant has full power and authority to make the representations referred to herein, to acquire the Shares and to execute and deliver this Agreement. Consultant, either personally, or together with Consultant’s advisors has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, is able to bear the risks of an investment in the Shares and understands the risks of, and other considerations relating to, a purchase of the Shares. Consultant and Consultant’s advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Shares. Consultant’s financial condition is such that Consultant is able to bear the risk of holding the Shares that Consultant may acquire pursuant to this Agreement for an indefinite period of time, and the risk of loss of Consultant’s entire investment in the Company. Consultant has investigated the acquisition of the Shares to the extent Consultant deemed necessary or desirable and the Company has provided Consultant with any reasonable assistance Consultant has requested in connection therewith. No representations or warranties have been made to Consultant by the Company, or any representative of the Company, or any securities broker/dealer, other than as set forth in this Agreement.

(v)	Consultant acknowledges and agrees that an investment in the Shares is highly speculative and involves a high degree of risk of loss of the entire investment in the Company and there is no assurance that a public market for the Shares will ever develop and that, as a result, Consultant may not be able to liquidate Consultant’s investment in the Shares should a need arise to do so. Consultant is not dependent for liquidity on any of the amounts Consultant is investing in the Shares. Consultant has full power and authority to make the representations referred to herein, to acquire the Shares and to execute and deliver this Agreement. Consultant understands that the representations and warranties herein are to be relied upon by the Company as a basis for the exemptions from registration and qualification of the issuance and sale of the Shares under the federal and state securities laws and for other purposes.

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(vi)	Consultant understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(vii)	Consultant understands that until such time as the Shares has been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

8.	Non-Solicitation. In recognition and consideration of Company’s existing business and other legitimate business interests, Consultant agrees that, for the Term and for a period of 2 years thereafter, Consultant shall not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company. Nothing in this Section 8 shall prohibit Consultant for undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person identified above, or from hiring, employing or engaging any such person who responds to such general recruitment advertisement. Consultant admits and agrees that Consultant’s breach of the provisions of this Section 8 would result in irreparable harm to Company. Accordingly, in the event of Consultant’s breach or threatened breach of this Section 8, Consultant agrees that Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Consultant’s breach, the duration of the restrictions contained in this Section 8 shall be extended for the entire time that the breach existed so that Company is provided with the full time period provided herein. In addition to injunctive relief, Company shall be entitled to any other remedy available in law or equity by reason of Consultant’s breach or threatened breach of the restrictions contained in this Section 8. If the Company retains an attorney to enforce the provisions of this Section 8, the Company shall be entitled to recover its reasonable attorneys’ fees and costs so incurred from the applicable Investor, both prior to filing a lawsuit, during the lawsuit and on appeal. Consultant represents and warrants that it has carefully read and considered the provisions of this Section 8 and, having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the Parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated herein and enforceable against Consultant. It is the intent of the Parties that the court, in so determining any such enforceable substitute restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible.

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9.	Background Check. Consultant hereby consents to the conducting of a background check by Company and/or Company’s broker, customer and/or client to the full extent permitted by law. Such a background check may include, but shall not be limited to, a judgment and public criminal record check, fingerprinting, and random drug and/or alcohol screening.

10.	Trade Names and Trademarks. Consultant agrees that it will use only such trade names, trademarks or other designations of the Company or any simulations thereof as may be authorized in writing by the Company. All such use shall be in accordance with the Company’s instructions and any such authorization may be withdrawn or modified at any time. Consultant will, in the event this Agreement is terminated, cease all use of any of the Company’s trade names, trademarks or other designations or other simulations thereof. Consultant will not register or attempt to register or assert any right of ownership in any of the Company’s trade names, trademarks or other designations or any simulations thereof. Consultant shall immediately notify the Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to the Company, or of any actual or potential infringement by the Company of the rights of any third party.

11.	Confidential Information.

(a)	For purposes of this Agreement, and except as provided below, “Confidential Information” of the Company shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Company or any of its subsidiaries or parent entities, including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, and any other Material Non- Public Information (as defined below), in each case which is disclosed by the Company or on its behalf, before or after the date hereof, to Consultant either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of the Company unless otherwise specifically indicated in writing to the contrary.

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(b)	For purposes of this Agreement, and except as provided below, “Material Non-Public Information” shall mean any information obtained by Consultant hereunder, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to the Company or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have a substantial effect on the price of the Company’s securities or debt, or any derivatives thereof, whether positive or negative.

(c)	For a period of five (5) years from the date of its receipt, Consultant agrees to use the Confidential Information only for the purpose of performing the Services (the “Purpose”) and shall use reasonable care not to disclose Confidential Information to any non-affiliated third party, such care to be at least equal to the care exercised by Consultant as to Consultant’s own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Consultant agrees that it shall make disclosure of any such Confidential Information only to employees (including temporary and leased employees subject to a confidentiality obligation), officers, directors, attorneys and wholly owned subsidiaries (collectively, “Representatives”), to whom disclosure is reasonably necessary for the Purpose. Consultant shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Consultant shall be responsible for the failure of Consultant’s Representatives to comply with the terms of this Agreement.

(d)	In addition, Consultant agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Confidential Information as set forth herein, Consultant shall not (1) buy or sell any securities or derivative securities of or related to the Company or any of its subsidiaries or parent entities, or any interest therein or (2) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b- 5 promulgated thereunder.

(e)	Without the prior consent of the Company, Consultant shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information.

(f)	Consultant acknowledges that the Confidential Information disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Consultant agrees it will not knowingly export, directly or indirectly, any Confidential Information or any direct product incorporating any Confidential Information, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

(g)	Nothing herein shall be construed as granting to Consultant or Consultant’s affiliates any right or license to use or practice any of the information defined herein as Confidential Information and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the of the Company. Except as allowed by applicable law, Consultant shall not use any tradename, service mark or trademark of the of the Company or refer to the of the Company in any promotional or sales activity or materials without first obtaining the prior written consent of the Company.

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(h)	The obligations imposed in this Agreement shall not apply to any information that:

(i)	was already in the possession of Consultant at the time of disclosure without restrictions on its use or is independently developed by Consultant after the effective date of this Agreement, provided that the person or persons developing same have not used any information received from the Company in such development, or is rightfully obtained from a source other than from the Company;

(ii)	is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Consultant;

(iii)	is obtained by Consultant from a third person who is under no obligation of confidence to the Company; or

(iv)	is disclosed without restriction by the Company.

(i)	Consultant may disclose such Confidential Information as required to be disclosed pursuant to the order of a court or administrative body of competent jurisdiction or a government agency, provided that Consultant shall notify the Company prior to such disclosure and shall cooperate with the Company in the event the Company elects to legally contest, request confidential treatment, or otherwise avoid such disclosure and shall thereafter only disclose such portion of the Confidential Information as legally required to disclose.

(j)	Upon termination of this Agreement for any reason or upon request by the Company made at any time, all Confidential Information, together with any copies of same as may be authorized herein, shall be returned to the Company, or destroyed and certified as such by an officer of Consultant. Consultant may retain one copy of all written Confidential Information for Consultant’s files for reference in the event of a dispute hereunder.

(k)	As between the Company and Consultant, the Confidential Information and any Derivative thereof (as defined below), whether created by the Company or Consultant, will remain the property of the Company. For purposes of this Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

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12.	Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by the Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of the provision of the Services or any work performed for the Company (“Company Work Product”). Consultant agrees (a) to use Consultant’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b)	Ownership of Company Work Product. Consultant agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of the Company.

(c)	Assignment of Company Work Product. Consultant irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of the Company’s ownership in the Company Work Product. Consultant hereby grants to the Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world- wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Consultant owned or controlled Work Product or technology that Consultant uses to complete the services and which is necessary for the Company to use or exploit the Company Work Product.

(d)	Assistance. Consultant agrees to cooperate with the Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Consultant will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

(e)	Execution of Documents. In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document requested by the Company pursuant to this Section 11 within seven (7) days of the Company’s initial request to Consultant, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on Consultant’s behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to the Company.

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(f)	Consultant Representations and Warranties. Consultant hereby represents and warrants that: (i) Company Work Product will be an original work of Consultant or all applicable third parties will have executed assignments of rights reasonably acceptable to the Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (iv) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party.

13.	Indemnification. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent. Any liability of a Party and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Consultant by the Company pursuant this Agreement.

14.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Company:

1976 S. La Cienega Blvd, Suite 235

Los Angeles, CA 90035

Email: info@ecgiholdings.com

If to Consultant, to:

Email: Benjamin@nugave.com

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(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 7(c), Section 8, Section 9, Section 10, Section 11, Section 12 and Section 13 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Binding Effect; Assignment. This Agreement shall be binding upon the Parties, their heirs, administrators, successors and assigns. Neither Party may otherwise assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other Party. Any assignment or delegation of duties in violation of this provision shall be null and void.

(f)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(g)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(h)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

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(i)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(j)	Governing Law; Etc.

(i)	This Agreement, and all matters based upon, arising out of or relating in any way to the transactions contemplated herein, including all disputes, claims or causes of action arising out of or relating to this Agreement or the transactions contemplated herein as well as the interpretation, construction, performance and enforcement of this Agreement, shall be governed by the laws of the United States and the State of Nevada, without regard to any jurisdiction’s conflict-of-laws principles.

(ii)	SUBJECT TO SECTION 13(k), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(j)(ii).

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(iv)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(k)	Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either Party be submitted for arbitration to in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by each Party who is a party to the Dispute, provided, however, that if such Parties are unable to agree on the identity of the arbitrator within 10 Business Days of commencement of efforts to do so, each Party who is a party to the Dispute shall select one arbitrator and the arbitrators so selected shall select a final arbitrator, and the final arbitrator shall conduct the arbitration alone. The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Nevada law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The arbitration shall be conducted in Los Angeles, California. The provisions of this 13(j)(iv) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

(l)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

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(m)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(n)	Consequential Damages. EACH PARTY HERETO WAIVES ANY AND ALL CLAIMS AGAINST THE OTHER FOR ANY LOSS, COST, DAMAGE, EXPENSE, INJURY OR OTHER LIABILITY WHICH IS IN THE NATURE OF INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHICH ARE SUFFERED OR INCURRED AS THE RESULT OF, ARISE OUT OF, OR ARE IN ANY WAY CONNECTED TO THE PERFORMANCE OF THE OBLIGATIONS UNDER THIS AGREEMENT.

(o)	Attorneys’ Fees. The parties agree that each party will be responsible for their individual legal fees.

(p)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein.

(q)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ECGI Holdings, Inc.

By:	/s/ William Chung
Name:	William Chung
Title:	Chief Executive Officer

By:	/s/ Benjamin Widjaja
Name:	Benjamin Widjaja

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Exhibit B
Date	Open	High	Low	Close	Avg Price	Volume	30 Days- VWAP
12/1/2020	0.50	0.50	0.50	0.50	0.5000	0	0.4302
12/2/2020	0.18	0.18	0.18	0.18	0.1800	2328	0.4144
12/3/2020	0.21	0.21	0.21	0.21	0.2120	100	0.3337
12/4/2020	0.21	0.21	0.21	0.21	0.2120	7848	0.3319
12/7/2020	0.21	0.21	0.21	0.21	0.2120	0	0.2679
12/8/2020	0.21	0.21	0.21	0.21	0.2120	0	0.2679
12/9/2020	0.21	0.21	0.21	0.21	0.2120	0	0.2679
12/10/2020	0.21	0.21	0.21	0.21	0.2120	0	0.2679
12/11/2020	0.21	0.21	0.21	0.21	0.2120	0	0.2679
12/14/2020	0.21	0.21	0.21	0.21	0.2100	4750	0.2679
12/15/2020	0.21	0.21	0.21	0.21	0.2100	0	0.2538
12/16/2020	0.30	0.50	0.30	0.50	0.4333	1538	0.2538
12/17/2020	0.50	0.89	0.40	0.53	0.6067	12057	0.2669
12/18/2020	0.89	0.89	0.89	0.89	0.8900	501	0.3909
12/21/2020	0.80	0.82	0.35	0.75	0.6407	2880	0.4008
12/22/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4211
12/23/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4213
12/24/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4204
12/28/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4204
12/29/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4204
12/30/2020	0.75	0.75	0.75	0.75	0.7500	0	0.4182
12/31/2020	0.55	0.75	0.55	0.75	0.6833	1750	0.4179

30 Days Look-Back VWAP	$0.42
Compensation Amount:	$60,000.00
Shares Issuance:	142857